UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 10, 2012

GenOn Energy, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-16455	76-0655566
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Main Street, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	832-357-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 10, 2012, the Board of Directors of GenOn Energy, Inc. (the "Company") increased its number of directors by two and appointed Ms. Elizabeth Moler and Secretary Spencer Abraham as directors. Ms. Moler has been appointed to the Compensation Committee of the Board of Directors and Secretary Abraham has been appointed to the Risk and Finance Oversight Committee of the Board of Directors.

On January 11, 2012, Ms. Moler and Secretary Abraham were each granted a pro-rated annual award of 11,615 restricted stock units in accordance with the Company’s standard non-employee directors’ compensation program. Going forward, Ms. Moler and Secretary Abraham will continue to be compensated in accordance with the Company’s standard non-employee directors’ compensation program. That program provides for each of them to receive quarterly cash retainers of $21,250 (which will be pro-rated for the first quarter of 2012) and annual awards of restricted stock units valued at $95,000 (to be made on the day following the Company’s annual meeting of stockholders). The Company’s standard non-employee directors’ compensation program became effective on December 3, 2010 and was filed as Exhibit 10.1 to the Company’s Form 8-K filed on December 7, 2010.

Other than the compensation arrangements described above, there are no arrangements between Ms. Moler or Secretary Abraham and any person pursuant to which they were appointed as directors. There is no relationship between Ms. Moler or Secretary Abraham and the Company that would require disclosure pursuant to rule 404(a) of Regulation S-K.

The press release issued by the Company announcing the appointment of Ms. Moler and Secretary Abraham as members of the Board of Directors is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GenOn Energy, Inc.

January 12, 2012	By:	/s/ Thomas C. Livengood

Name: Thomas C. Livengood
Title: Senior Vice President and Controller

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated as of January 11, 2012